EXHIBIT 23.1

Consent of Independent Registered Public Accounting Firm

We consent to the use in this Registration Statement on Form S-8, of our report dated July 14, 2008, appearing in the Transition Report on Form 10-K relating to the financial statements of IA Global, Inc. and Subsidiaries as of March 31, 2008 and December 31, 2007 and 2006 and for the three months ended March 31, 2008 and the years ended December 31, 2007, 2006 and 2005, which is referred to in this Registration Statement.

/s/ Sherb & Co., LLP

New York, NY

September 5, 2008